UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

Semper Paratus Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41002	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Third Avenue, 38th Floor

New York, New York 10017

(Address of principal executive offices) (Zip Code)

(646) 807-8832

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one-half of one Redeemable Warrant acquire one-tenth of one share of Class A common stock	LGSTU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share, included as part of the Units	LGST	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one Class A ordinary share for $11.50 per share, included as part of the Units	LGSTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders.

Amendment of Memorandum and Articles of Association

As described in more detail in Item 5.03, on December 14, 2023, Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (the “Company”), held a virtual extraordinary general meeting (the “Extraordinary General Meeting”) of the Company’s shareholders pursuant to due notice in that certain Proxy Statement on Schedule 14(a) filed December 4, 2023, as amended (the “Proxy Statement”). At the Extraordinary General Meeting, the shareholders of the Company entitled to vote (the “Shareholders”) approved the Extension Amendment Proposal (as defined below) to amend the Amended and Restated Memorandum and Articles of Association and authorized the Company to file the Second Amendment to the Amended and Restated Memorandum and Articles of Association (the “Amended Charter”) with the Registrar of Companies in the Cayman Islands. Following approval of the Extension Amendment Proposal by the Shareholders, the Company promptly filed the Amended Charter with the Registrar of Companies in the Cayman Islands.

The foregoing summary is qualified by the full text of the Amended Charter, which is included as Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Extraordinary General Meeting, the Shareholders approved the Extension Amendment Proposal for the Company to adopt and file the Amended Charter, which the Company promptly filed following the Shareholders’ approval.

Pursuant to the proposal in the Proxy regarding the Amended Charter (the “Extension Amendment Proposal”), the Company has the right to extend to September 15, 2024 the date by which the Company must have completed its initial business combination or liquidate the trust account established in connection with the Company’s initial public offering consummated on November 8, 2021 (the “Trust Account”). According to the Amended Charter, the extension of such date may be accomplished in a series of extensions as follows: one (1) three-month extension (the “First Extension”) and six (6) one-month extensions (collectively, the “Second Extension” and together with the First Extension, the “Extensions” and, each, an “Extension”; such extended date based on an Extension, a “Deadline Date”). In connection with the Extensions, (i) SSVK Associates, LLC, the Company’s sponsor (or its affiliates or permitted designees), will deposit into the Trust Account (a) for the First Extension, the lesser of (x) $67,500 or (y) 4.5 cents per share for each public share of the Company outstanding as of the applicable Deadline Date (the “Public Shares”), and (b) for each 1-month Extension, the lesser of (x) $22,500 or (y) 1.5 cents per share for each Public Share and (ii) the Company will comply with the procedures relating to any such Extension as set forth in the agreement governing the Trust Account.

The foregoing summary is qualified by the full text of the Amended Charter, which is included as Exhibit 3.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On the record date of November 15, 2023, the Company had 15,816,386 shares entitled to vote at the Extraordinary General Meeting. At the Extraordinary General Meeting, the Shareholders voted on one of two proposals presented, as described in the Proxy Statement, and cast their votes as described below:

Proposal 1 – Extension Amendment Proposal

The Shareholders approved the Extension Amendment Proposal. The following is a tabulation of the voting results:

Ordinary Shares:

Votes For	Votes Against	Abstentions	Broker Non-Votes
14,359,632	5,967	0	N/A

Item 8.01.	Other Events.

Redemption of Shares

In connection with the voting on the Extension Amendment Proposal at the Extraordinary General Meeting, holders of 880,873 Class A ordinary shares exercised the right to redeem such shares for cash at an approximate price of $11.02 per share, for an aggregate of approximately $9.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $16.5 million after the Extension Payment.

Extension Payment

On December 14, 2023, the Company caused to be deposited $67,500 (the “Extension Payment”) into the Trust Account, allowing the Company to extend the Deadline Date to March 15, 2023 pursuant to the First Extension. The First Extension is permitted under the Company’s governing documents following Shareholder approval of the Extension at the Extraordinary General Meeting discussed in Items 3.03, 5.03 and 5.07 of this report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
3.1	Second Amendment to the Amended and Restated Memorandum and Articles of Association
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Semper Paratus Acquisition Corporation

Date: December 18, 2023	By:	/s/ Surendra Ajjarapu
Surendra Ajjarapu
Chief Executive Officer